EXHIBIT 99.1

News Release

Craig Manson Investor Relations Ceridian Corporation 952/853-6022

Ceridian Corporation Sells SourceWeb Solution

MINNEAPOLIS, MN, January 5, 2005 — Ceridian Corporation (NYSE: CEN) today announced that it has sold certain customer relationships and other assets associated with its SourceWeb payroll platform to RSM McGladrey Employer Services, Inc. This action will improve Ceridian’s profitability starting in 2005.

“We are pleased that we have reached an agreement to sell our SourceWeb payroll platform to RSM McGladrey Employer Services,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian. “Our SourceWeb customers will continue to receive their current high-quality service and solution set with minimal disruption as we assist RSM McGladrey Employer Services in the transition. Ceridian will continue to provide ancillary services, such as tax filing and time and attendance, to many of these SourceWeb payroll customers.

“As we have indicated in the past, the SourceWeb initiative has negatively impacted the profitability of Ceridian’s HRS business in both 2003 and 2004. After careful analysis, we concluded that eliminating this product platform and focusing our efforts on our other solutions is a better use of our resources.”

As a result of the SourceWeb transaction, Ceridian will take a charge in the fourth quarter of 2004 of approximately $31 million. The charge, which is net of cash received by Ceridian as part of the transaction, includes a non-cash write-off of approximately $14 million of software and other capital and approximately $17 million representing the net cash impact through March, 2008. The charge will reduce fourth quarter 2004 earnings by approximately $.14 per share. As a result of the transaction and the disposition of the SourceWeb assets, Ceridian expects that revenue will be reduced by about $5 million, and that operating profits will increase by approximately $10 million in 2005.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the investigation conducted by the Audit Committee and the pending shareholder litigation, and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.